HORWITZ + ARMSTRONG

A PROFESSIONAL LAW CORPORATION

August 29, 2016

Golden Pacific Homes, LLC

C/O Golden Pacific Capital, LLC

8711 E. Pinnacle Peak Rd., PMB #178

Scottsdale, AZ 85255

Re:

Golden Pacific Homes, LLC – Form 1-A Offering Statement

Ladies and Gentlemen:

We are acting as legal counsel to Golden Pacific Homes, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Company’s Offering Statement on Form 1-A (the “Offering Statement”).  The Offering Statement covers up to 5,000,000 units of the Company’s membership interests at a purchase price of $10.00 per unit (the “Units”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement, Certificate of Formation, Limited Liability Company Agreement and such company records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its managers, officers, and other representatives and of public officials and others.

On the basis of such examination, we are of the opinion that:

1.	The Units have been duly authorized by all necessary company action of the Company; and

2.	When issued and sold by the Company against payment therefor, the Units will be legally and validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, or the Offering Statement.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Horwitz + Armstrong

HORWITZ + ARMSTRONG